MORGAN STANLEY DEAN WITTER


                                                        1585 BROADWAY
                                                        NEW YORK, NEW YORK 10036
                                                        (212) 761-4000


                                                        November 3, 1998


Wilmington Trust Company,
   not in its individual capacity
   but as Subordination Agent
   for the Continental Airlines Pass Through Trust 1998-3C-1
   (the "Counterparty")



Ladies and Gentlemen:

     In consideration of the Revolving Credit Agreement (hereinafter the "Agreement") dated as of November 3, 1998 between Morgan Stanley Capital Services Inc., a Delaware corporation (hereinafter "MSCS") and Counterparty, Morgan Stanley Dean Witter & Co., a Delaware corporation (hereinafter "MSDW"), hereby irrevocably and unconditionally guarantees to Counterparty, with effect from the date of the Agreement, the due and punctual payment of all amounts payable by MSCS under the Agreement when the same shall become due and payable, whether on scheduled payment dates, upon demand, upon declaration of termination or otherwise, in accordance with the terms of the Agreement and giving effect to any applicable grace period under the express terms of the Agreement. Upon failure of MSCS punctually to pay any such amounts, MSDW agrees to pay or cause to be paid such amounts; provided that delay by Counterparty in giving such demand shall in no event affect MSDW's obligations under this Guarantee. It is understood and agreed that the obligations of MSCS under the Agreement to make Advances (as defined in the Agreement) are, and shall in any event, for all purposes of this Guarantee, be deemed to constitute, amounts payable by MSCS under the Agreement.

     MSDW hereby agrees that its obligations hereunder shall be unconditional and will not be discharged except by complete payment of the amounts payable under the Agreement, irrespective of any claim as to the Agreement's validity, regularity or enforceability or the lack of authority of MSCS to execute or deliver the Agreement; or any change in or amendment to the Agreement; or any waiver or consent by Counterparty with respect to any provisions thereof; or the absence of any action to enforce the Agreement or the recovery of any judgment against MSCS or of any action to enforce a judgment against MSCS under the Agreement; or any similar circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor generally. MSDW hereby waives diligence, presentment, demand on MSDW or MSCS for payment or otherwise, filing of claims, requirement of a prior proceeding against MSCS and protest or notice, except as provided for in the Agreement with respect to amounts payable by MSCS.

If at any time payment under the Agreement is rescinded or must be otherwise restored or returned by Counterparty upon the insolvency, bankruptcy or reorganization of MSCS or MSDW or otherwise, MSDW's obligations hereunder with respect to such payment shall be reinstated upon such restoration or return being made by Counterparty.

     MSDW represents to Counterparty as of the date hereof:

     (1) it is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full power and legal right to execute and deliver this Guarantee and to perform the provisions of this Guarantee on its part to be performed;

     (2) its execution, delivery and performance of this Guarantee have been and remain duly authorized by all necessary corporate action and do not contravene any provision of its certificate of incorporation or by-laws or any law, regulation or contractual restriction binding on it or its assets;

     (3) all consents, authorizations, approvals and clearances (including, without limitation, any necessary exchange control approval) and notifications, reports and registrations requisite for its due execution, delivery and performance of this Guarantee have been obtained from or, as the case may be, filed with the relevant governmental authorities having jurisdiction and remain in full force and effect and all conditions thereof have been duly complied with and no other action by, and no notice to or filing with, any governmental authority having jurisdiction is required for such execution, delivery or performance; and

     (4) this Guarantee is its legal, valid and binding obligation enforceable against it in accordance with its terms except as enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights or by general equity principles.

     By accepting this Guarantee and entering into the Agreement, Counterparty agrees that MSDW shall be subrogated to all rights of Counterparty against MSCS in respect of any amounts paid by MSDW pursuant to this Guarantee, provided that MSDW shall be entitled to enforce or to receive any payment arising out of or based upon such right of subrogation only to the extent that it has paid all amounts payable by MSCS under the Agreement.

     This Guarantee shall be governed by and construed in accordance with the laws of the State of New York. All capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Agreement.

                                         MORGAN STANLEY DEAN WITTER & CO.



                                         By: _______________________________
                                             Name:
                                             Title:
                                             Address:   1585 Broadway
                                                        3rd Floor
                                                        New York, NY 10036
                                             Attention: Swap Group
                                             Fax No.:   (212) 761-0580